Exhibit 99.1

B2Digital Sees Single-Weekend Record Revenues in Big Two-Day Live MMA Event

Company Also Sees Jump in Margins and Sponsorship Fees in Bowling Green

TAMPA, FL, July 28, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to report a new Company record for single-weekend revenues driven by two strong B2 Fighting Series events this past weekend in Bowling Green, Kentucky.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “An amazing weekend of fights showcased 50 fighters and entertained the crowd for two nights. Cameron VanCamp wins again and has to be the top unsigned pro fighter in the country. We have another Canadian champion in Adam Assenza as he won his 4th in a row. The Ultimate Fighter alumni Prince McLean made his long-awaited return and won by KO in exciting fashion. The fight of the weekend was Zakariya Camara vs Seth Shaffer these two amateurs proved to be two of the best in the country. We look forward to both of them making their pro debuts.”

The Company drew in a total of more than $62k in total revenues from the weekend, with $8k coming from sponsorship fees. In addition, because the Company only had to foot the bill for one round of event setup costs, margins were significantly higher than for a typical B2 Fighting Series event.

Management is particularly pleased to report that both events drove revenues and profits above the Company’s long-term per-event average, which is an important step for a two-event weekend, where the crowd is likely filled with many of the same people on both nights.

“Over $60K in revenues driven by two nights of fights offset by only one setup cost, all in one weekend,” remarked Greg P. Bell, Chairman & CEO of B2Digital. “In other words, we leveraged our invested capital into our assets in gear, people, and equipment. And, on a weekend like this, we double up the returns on that investment. It demonstrates one of the many ways we can drive growth going forward now that our brand is strong enough to attract a large crowd on multiple nights in the same market on the same weekend. It’s also very nice to see revenues from sponsorship fees beginning to make a material contribution.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com